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         Exhibit 12.1 Computation of Ratio of Earnings To Fixed Charges

                                           For the Years ended December 31,
                                       1999     1998     1997    1996     1995
                                      ------------------------------------------

Net income (loss) Before Taxes         3,320    (34,924)  10,140  5,852    3,098

Fixed Charges:
  Interest Expense                    14,566      3,545     --      --       --
  Interest Factor of Operating Rents     281        182      171     154     130
                                      ------------------------------------------
  Total Fixed Charges                 14,847      3,727      171     154     130
                                      ------------------------------------------
                                      ------------------------------------------
Adjusted Earnings                     18,167    (31,197)   10,311  6,006   3,228
                                      ------------------------------------------

Ratio of Earnings to Fixed Charges       1.2         (a)      (b)    (b)     (b)


             (a): Earnings were not sufficient to cover fixed charges by $34,924 in 1998.

             (b): The ratio of earning to fixed charges has been excluded for the years ended December 31, 1997, 1996 and 1995 as fixed charges were less than $200 in each of those years.